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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Business Financial Services, Inc.:

        We consent to the incorporation by reference in the registration statement on Form S-1 of First Business Financial Services, Inc. of our report dated March 9, 2012, with respect to the consolidated balance sheets of First Business Financial Services, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2011 Annual Report on Form 10-K of First Business Financial Services, Inc. and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

Chicago, Illinois
November 1, 2012

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  Exhibit 23.1